UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Consent Solicitation Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Consent Solicitation Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Consent Solicitation Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

POPULAR, INC.

(Name of Registrant as Specified In Its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Popular, Inc.

P.O. Box 362708

San Juan, Puerto Rico 00936-2708

June 29, 2009

Dear Holder of Shares of Preferred Stock:

We are soliciting consents (the “Consent”) in respect of shares of our 6.375% Non-cumulative Monthly Income Preferred Stock, 2003 Series A (the “Series A Preferred Stock”) and 8.25% Non-cumulative Monthly Income Preferred Stock, Series B (the “Series B Preferred Stock” and, collectively with the Series A Preferred Stock, the “Preferred Stock”) that you held as of the close of business on June 26, 2009 (the “Record Date”) in favor of the authorization and issuance (the “Senior Preferred Stock Issuance”) of a new series of our preferred stock (“Senior Preferred Stock”) ranking, as to dividend rights and rights on liquidation, winding up and dissolution, senior to each series of Preferred Stock.

If approved, the Senior Preferred Stock will be issued to the United States Department of the Treasury (the “U.S. Treasury”), as holder of our shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) with an aggregate liquidation preference of $935 million, either in exchange for the shares of Series C Preferred Stock, by redesignation of the shares of Series C Preferred Stock as Senior Preferred Stock or in another transaction in which the shares of Series C Preferred Stock are cancelled and new shares of Senior Preferred Stock are issued (the “Series C Preferred Stock Exchange”). Except for the seniority with respect to dividend rights and rights on liquidation, winding up and dissolution, the Senior Preferred Stock would have the same terms as the Series C Preferred Stock.

This consent solicitation statement is being delivered to you in connection with the Exchange Offer (as defined below). As described in our Prospectus, dated June 29, 2009 (the “Prospectus”) for the Exchange Offer, a copy of which is being distributed to you together with the enclosed consent solicitation statement, we will not accept your shares of Preferred Stock for exchange unless you follow the procedures contained in the letter of transmittal relating to the Exchange Offer (the “Letter of Transmittal”) to grant your Tendering Consent (as defined below) in favor of the Senior Preferred Stock Issuance or make a Tender Certification (as defined below). If you do not wish to tender your shares of Preferred Stock in the Exchange Offer, but you wish to take action in favor of or against the Senior Preferred Stock Issuance, you may give a Non-Tendering Consent (as defined below) by following the instructions using the detachable voting instruction form provided in the Letter of Transmittal. The form of Consent is included in a detachable portion to the form of letter of transmittal for the Preferred Stock Exchange Offer accompanying the Prospectus. The Prospectus is also included in our registration statement on Form S-4 (Registration No. 333-159843), filed with the Securities and Exchange Commission (“SEC”) on June 29, 2009.

On today’s date, we commenced an exchange offer (the “Exchange Offer”) pursuant to which we are offering to exchange up to 390,000,000 newly issued shares of our common stock (a) for any and all issued and outstanding shares of Preferred Stock, and (b) for certain issued and outstanding trust preferred securities described in the Prospectus. We have agreed with the U.S. Treasury, as holder of the Series C Preferred Stock, to the Series C Preferred Stock Exchange, provided we obtain the required approval from holders of our Preferred Stock. If such approval is not obtained, we have agreed with the U.S. Treasury, in consideration of their consent to the Exchange Offer without requiring any adjustment to the terms of the warrant that was issued to the U.S. Treasury at the time that the Series C Preferred Stock was issued, to exchange its Series C Preferred Stock for newly issued trust preferred securities (the “New TPS”) having an aggregate liquidation amount equal to the aggregate liquidation preference on the Series C Preferred Stock.

We are subject to risk-based capital ratio guidelines issued by the Board of Governors of the Federal Reserve System (“Federal Reserve”). One such ratio is Tier 1 Capital to risk-weighted assets (“Tier 1 Capital Ratio”). The Senior Preferred Stock (as is the case with the Series C Preferred Stock) would count as Tier 1 Capital. However, because there are quantitative limitations on the amount of trust preferred securities that count as Tier 1 Capital, we would not be able to count the full amount of the New TPS for purposes of the Tier 1 Capital Ratio. As explained in this consent solicitation statement, granting your consent in favor of the Senior Preferred Stock Issuance will allow us to maintain the regulatory capital treatment of the Series C Preferred Stock and our “Tier 1 Capital Ratio” following the Exchange Offer at the same level as prior to the Exchange Offer.

In order to validly tender your shares of Preferred Stock in the Exchange Offer, you must: (1) if you were a record holder of your shares of Preferred Stock as of the Record Date, give a written consent, in the manner specified in the Letter of Transmittal, with respect to such shares of Preferred Stock in favor of the Senior Preferred Stock Issuance, or (2) if you were a beneficial owner of shares of Preferred Stock as of the Record Date, contact your bank, broker, custodian, commercial bank, trust company or other nominee promptly and instruct it to give a written consent, in the manner specified in the Letter of Transmittal, with respect to such shares of Preferred Stock, in favor of the Senior Preferred Stock Issuance (each of the instructions referred to in (1) and (2) above, a “Tendering Consent”).

If you were not a record or beneficial holder of your shares of Preferred Stock as of the Record Date, you will not be required to grant a Tendering Consent with respect to such shares in order to tender your shares in the Exchange Offer, but you will be required to certify that you were not a record or beneficial holder of shares of Preferred Stock as of the Record Date and are not entitled to consent with respect to such shares of Preferred Stock (a “Tender Certification”).

If you do not wish to tender your shares of Preferred Stock in the Exchange Offer, but you wish to take action with respect to the Senior Preferred Stock Issuance, you must: (1) if you were a record holder of your shares of Preferred Stock as of the Record Date, using the detachable form provided in the Letter of Transmittal, consent to, withhold consent on, or abstain on the Senior Preferred Stock Issuance and you must deposit the corresponding shares of Preferred Stock with the applicable Exchange Agent until the settlement date, or until after we terminate the Exchange Offer or you validly withdraw all your shares of Preferred Stock deposited, which withdrawal will automatically revoke your Consent in respect of such withdrawn shares, or (2) if you were a beneficial owner of shares of Preferred Stock as of the Record Date, contact your bank, broker, custodian, commercial bank, trust company or other nominee promptly and instruct it to consent to, withhold consent on, or abstain on your behalf in the manner specified in the accompanying letter of transmittal with respect to such shares of Preferred Stock (each of the instructions referred to in (1) and (2) above, a “Non-Tendering Consent” and, together with each Tendering Consent, a “Consent”).

The consent solicitation statement enclosed with this letter provides you with important information about the Senior Preferred Stock Issuance for which we are seeking your Consent. We encourage you to read the entire consent solicitation statement carefully. You may also obtain additional information about us from documents we have filed with the SEC and on our website at www.popularinc.com.

Thank you for your support of Popular.

Sincerely,

Richard L Carrión

Chairman of the Board and Chief Executive Officer

Popular, Inc.

P.O. Box 362708

San Juan, Puerto Rico 00936-2708

Notice of Solicitation of Written Consents

Dear Holder of Shares of Preferred Stock:

This consent solicitation statement is being delivered to you in connection with the solicitation on behalf of Popular, Inc. of Consents (as defined below) from the holders of shares of our 6.375% Non-cumulative Monthly Income Preferred Stock, 2003 Series A (the “Series A Preferred Stock”) and 8.25% Non-cumulative Monthly Income Preferred Stock, Series B (the “Series B Preferred Stock” and, collectively with the Series A Preferred Stock, the “Preferred Stock”). As of the close of business on June 26, 2009 (the “Record Date”), there were 7,475,000 shares of Series A Preferred Stock with an aggregate liquidation preference of $186,875,000 issued and outstanding and 16,000,000 shares of Series B Preferred Stock with an aggregate liquidation preference of $400,000,000 issued and outstanding. We are requesting that holders of our outstanding shares of Preferred Stock as of the close of business on the Record Date grant their Consent with respect to the authorization and issuance (the “Senior Preferred Stock Issuance”) of a new series of our preferred stock (“Senior Preferred Stock”) ranking, as to dividend rights and rights on liquidation, winding up and dissolution, senior to each series of Preferred Stock. If approved, the Senior Preferred Stock will be issued to the United States Department of the Treasury, as holder of our shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) with an aggregate liquidation preference of $935 million, either in exchange for shares of Series C Preferred Stock, by redesignation of the shares of Series C Preferred Stock as Senior Preferred Stock or in another transaction in which the shares of Series C Preferred Stock are cancelled and new shares of Senior Preferred Stock are issued. Except for the seniority with respect to dividend rights and rights on liquidation, winding up and dissolution, the Senior Preferred Stock would have the same terms as the Series C Preferred Stock.

We are soliciting Consents from all of our holders as of the Record Date of shares of Preferred Stock. This consent solicitation statement was first sent to holders of shares of Preferred Stock as of the Record Date on June 29, 2009.

In order to validly tender your shares of Preferred Stock in the Exchange Offer, you must: (1) if you were a record holder of your shares of Preferred Stock as of the Record Date, give a written Consent, in the manner specified in the Letter of Transmittal, with respect to such shares of Preferred Stock in favor of the Senior Preferred Stock Issuance, or (2) if you were a beneficial owner of shares of Preferred Stock as of the Record Date, contact your bank, broker, custodian, commercial bank, trust company or other nominee promptly and instruct it to give a written consent, in the manner specified in the Letter of Transmittal, with respect to such shares of Preferred Stock, in favor of the Senior Preferred Stock Issuance (each of the instructions referred to in (1) and (2) above, a “Tendering Consent”).

If you were not a record or beneficial holder of your shares of Preferred Stock as of the Record Date, you will not be required to grant a Tendering Consent with respect to such shares in order to tender your shares in the Exchange Offer, but you will be required to certify that you were not a record or beneficial holder of shares of Preferred Stock as of the Record Date and are not entitled to consent with respect to such shares of Preferred Stock (a “Tender Certification”).

If you do not wish to tender your shares of Preferred Stock in the Exchange Offer, but you wish to take action with respect to the Senior Preferred Stock Issuance, you must: (1) if you were a record holder of your shares of Preferred Stock as of the Record Date, using the detachable form provided in the Letter of Transmittal, consent to, withhold consent on, or abstain on the Senior Preferred Stock Issuance and you must deposit the corresponding shares of Preferred Stock with the applicable Exchange Agent until the settlement date, or until after we terminate the Exchange Offer or you validly withdraw all your shares of Preferred Stock deposited, which withdrawal will automatically revoke your Consent in respect of such withdrawn shares, or (2) if you were a beneficial owner of shares of Preferred Stock as of the Record Date, contact your bank, broker, custodian, commercial bank, trust company or other nominee promptly and instruct it to consent to, withhold consent on, or abstain on your behalf, in the manner specified in the accompanying Letter of Transmittal, with respect to such shares of Preferred Stock (each of the instructions referred to in (1) and (2) above, a “Non-Tendering Consent” and, together with each Tendering Consent, a “Consent”).

The form of Consent is included in a detachable portion to the form of letter of transmittal for the Preferred Stock Exchange Offer accompanying the Prospectus.

Samuel T. Céspedes

Secretary

June 29, 2009

i

FORWARD-LOOKING STATEMENTS

Certain statements in this consent solicitation statement and the information incorporated by reference in this consent solicitation statement are forward-looking statements. These forward-looking statements may relate to Popular’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan losses, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on Popular’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions are generally intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by management that are difficult to predict. Various factors, some of which are beyond Popular’s control, could cause actual results to differ materially from those contemplated by such forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	the rate of declining growth in the economy and employment levels, as well as general business and economic conditions;

•	changes in interest rates, as well as the magnitude of such changes;

•	the fiscal and monetary policies of the federal government and its agencies;

•	changes in federal bank regulatory and supervisory policies, including required levels of capital;

•	the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which our borrowers are located;

•	the performance of the stock and bond markets;

•	competition in the financial services industry;

•	possible legislative, tax or regulatory changes; and

•	difficulties in combining the operations of acquired entities.

In this consent solicitation statement, unless otherwise stated or the context otherwise requires, “Popular,” “we,” “us” and “our” refer to Popular, Inc. and its subsidiaries.

ii

QUESTIONS AND ANSWERS ABOUT THE CONSENT MATERIALS

AND THE CONSENT SOLICITATION

Q:	Who is soliciting my Consent?

A:	We are providing these consent solicitation materials to you in connection with our solicitation of Consents (as defined below) to approve the authorization and issuance (the “Senior Preferred Stock Issuance”) of a new series of our preferred stock (“Senior Preferred Stock”) ranking, as to dividend rights and rights on liquidation, winding up and dissolution, senior to each series of Preferred Stock. If approved, the Senior Preferred Stock will be issued to the United States Department of the Treasury (the “U.S. Treasury”), as holder of our shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) with an aggregate liquidation preference of $935 million, either in exchange for shares of Series C Preferred Stock, by redesignation of the shares of Series C Preferred Stock as Senior Preferred Stock or in another transaction in which the shares of Series C Preferred Stock are cancelled and new shares of Senior Preferred Stock are issued (the “Series C Preferred Stock Exchange”). We are providing this consent solicitation statement, a Prospectus (as defined below) and a Letter of Transmittal (as defined below) to holders of shares of Series A Preferred Stock and Series B Preferred Stock beginning on or about June 29, 2009. This consent solicitation statement contains important information for you to consider when deciding whether to consent to this matter. Please read it carefully. This consent solicitation statement, the Prospectus, the Letter of Transmittal and the Notice of Solicitation of Written Consents will also be available starting on June 29, 2009 on our website at www.popularinc.com. No additional information on our website is deemed to be part of or incorporated by reference in this consent solicitation statement.

Q:	Who is entitled to give a Consent?

A:	The board of directors set the close of business on June 26, 2009 as the record date (the “Record Date”) for determining holders of shares of Preferred Stock entitled to grant a Consent with respect to the Senior Preferred Stock Issuance. If you are a holder on the Record Date of our shares of Preferred Stock, you are entitled to grant your Consent (and if you are a holder of shares of Preferred Stock on the Record Date and wish to tender your shares in the Exchange Offer (as defined below), you must grant your Tendering Consent (as defined below)) with respect to the Senior Preferred Stock Issuance.

The form of Consent is included in a detachable portion to the form of letter of transmittal for the Preferred Stock Exchange Offer accompanying the Prospectus.

Q:	What am I being asked to give my Consent to?

A:	You are being asked to give your Consent with respect to the Senior Preferred Stock Issuance.

Q:	What portion of shares must give their consent in order to approve the Senior Preferred Stock Issuance?

A:	Under the certificates of designation with respect to the Preferred Stock, the affirmative written consent of holders of two-thirds of the outstanding shares of Series A Preferred Stock and two-thirds of the outstanding shares of Series B Preferred Stock, in each case as of the close of business on the Record Date, each acting as a separate class, are required to approve the Senior Preferred Stock Issuance.

Q:	How will the number of consents for each share of Preferred Stock be determined?

A:	The Preferred Stock acts by number of shares, with holders being entitled to one “vote” per share of Preferred Stock.

Q:	If I am a holder of shares of Preferred Stock as of the Record Date, am I required to consent to the Senior Preferred Stock Issuance if I wish to participate in the Exchange Offer?

A:

Yes, holders of shares of Preferred Stock that were holders as of the Record Date are required to give their Consent in favor of the proposals if they wish to participate in the Exchange Offer. In order to validly tender your shares of Preferred Stock in the Exchange Offer, you must: (1) if you were a record holder of your shares of Preferred Stock as of the Record Date, give a written consent, in the manner specified in the Letter of Transmittal, in favor of the Senior Preferred Stock Issuance, or (2) if you were a beneficial owner of shares of Preferred Stock as of the Record Date, contact your bank, broker, custodian, commercial bank, trust company or other nominee promptly and instruct it to give a written consent on your behalf, in the manner specified in the Letter of Transmittal, with respect to such shares of Preferred Stock, in favor of the Senior Preferred Stock Issuance (each of the instructions referred to in (1) and (2) above, a “Tendering Consent”).

Q:	If I am a holder of shares of Preferred Stock, but I did not hold my shares of Preferred Stock as of the Record Date, am I required to vote in favor of the Senior Preferred Stock Issuance if I wish to participate in the Exchange Offer?

A:	If you were not a record or beneficial holder of your shares of Preferred Stock as of the Record Date, you will not be required to vote such shares in order to tender your shares in the Exchange Offer, but you will be required to certify that you were not a record or beneficial holder of shares of Preferred Stock as of the Record Date (a “Tender Certification”).

Q:	If I am a holder of shares of Preferred Stock, but I do not wish to tender my shares in the Exchange Offer, how do I vote on the Senior Preferred Stock Issuance?

A:	If you do not wish to tender your shares of Preferred Stock in the Exchange Offer, but you wish to give a consent with respect to the Senior Preferred Stock Issuance, you must: (1) if you were a record holder of your shares of Preferred Stock as of the Record Date, using the detachable form provided in the Letter of Transmittal, consent to, withhold consent on, or abstain on the Senior Preferred Stock Issuance and you must deposit the corresponding shares of Preferred Stock with the applicable Exchange Agent until the settlement date, or until after we terminate the Exchange Offer or you validly withdraw all your shares of Preferred Stock deposited, which withdrawal will automatically revoke your Consent in respect of such withdrawn shares, or (2) if you were a beneficial owner of shares of Preferred Stock as of the Record Date, contact your bank, broker, custodian, commercial bank, trust company or other nominee promptly and instruct it to consent on, withhold consent on, or abstain on your behalf, in the manner specified in the accompanying Letter of Transmittal with respect to such series of Preferred Stock (each of the instructions referred to in (1) and (2) above, a “Non-Tendering Consent” and, together with each Tendering Consent, a “Consent”).

Q:	Will there be a meeting of the holders of Preferred Stock?

A:	No, there will not be a meeting. In order to save the expense associated with holding a special meeting, we have elected to obtain approval of the Senior Preferred Stock Issuance from holders of Preferred Stock by written consent pursuant to Article 7.17 of the Puerto Rico General Corporation Law and the provisions of our Certificate of Incorporation, rather than by calling a meeting of holders of Preferred Stock. We are soliciting Consents from all of our holders as of the Record Date of shares of Preferred Stock.

Q:	What is the deadline for delivering my Consent?

A:	If you are a holder of shares of Preferred Stock and you wish to participate in the Exchange Offer, you must validly tender the stock certificate representing your shares of Preferred Stock and give your Tendering Consent or Tender Certification prior to the expiration date of the Exchange Offer, which is set forth in the Prospectus (the “Consent Deadline”). This deadline may be extended in accordance with applicable law. If you hold your shares of Preferred Stock through a bank, broker, custodian, commercial bank, trust company or other nominee, due to the time required for your nominee to complete the required actions on your behalf, we urge you to contact your bank, broker, custodian, commercial bank, trust company or other nominee at least five business days prior to the Consent Deadline. We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time to process your completed Tendering Consent or Tender Certification, and comply with the other procedures set forth in the Prospectus prior to the Consent Deadline.

Any extension of the expiration date of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Consent Deadline.

Holders of shares of Preferred Stock as of the Record Date that are not tendering in the Exchange Offer must return their Non-Tendering Consent prior to the Consent Deadline to have their Consent count. In order to deliver a Non-Tendering Consent, you must deposit the corresponding shares of Preferred Stock with the applicable Exchange Agent until the settlement date, or until after we terminate the Exchange Offer or you validly withdraw all your shares of Preferred Stock deposited, which withdrawal will automatically revoke your Consent in respect of such withdrawn shares. All shares of Preferred Stock deposited for the purpose of giving your Non-Tendering Consent and which were not deposited to be tendered for exchange in the Exchange Offer will be returned, without expense, to you promptly following the settlement date, or as promptly as practicable after termination by us of the Exchange Offer or your valid withdrawal of your shares of Preferred Stock, automatically revoking your Non-Tendering Consent. The board of directors may, subject to applicable law, extend the Consent Deadline in its sole discretion. If you hold your shares of Preferred Stock through a bank, broker, custodian, commercial bank, trust company or other nominee, due to the time required for your nominee to complete the required actions on your behalf, we urge you to contact your nominee at least five business days prior to the Consent Deadline. Consents received after the Consent Deadline will be disregarded and have no effect.

Q:	Can I revoke my Consent?

A:	If you have tendered shares of Preferred Stock in the Exchange Offer and we have not yet accepted your shares of Preferred Stock, you may revoke your Tendering Consent by withdrawing any shares of Preferred Stock that you tendered in the Exchange Offer on or prior to the expiration of the Exchange Offer. A withdrawal of your shares of Preferred Stock will automatically revoke any Consent that you delivered with respect to those withdrawn shares of Preferred Stock. If you have tendered shares of Preferred Stock in the Exchange Offer and we accept your shares of Preferred Stock, your Tendering Consent will become irrevocable, and you will be unable to revoke your Tendering Consent on and after the expiration date of the Exchange Offer.

If you did not tender your shares of Preferred Stock in the Exchange Offer and granted a Non-Tendering Consent, you may revoke your Non-Tendering Consent at any time before the earlier of the Consent Deadline and the date on which we receive enough Consents in favor of the Senior Preferred Stock Issuance to approve the Senior Preferred Stock Issuance. If you wish to revoke or withhold your previously granted Non-Tendering Consent, you may do so by sending in a notice of withdrawal with respect to any shares of Preferred Stock deposited with the applicable Exchange Agent for the purpose of giving your Non-Tendering Consent.

If you are a beneficial owner of shares of Preferred Stock and wish to change your instruction on your Non-Tendering Consent given to your bank, broker, custodian, commercial bank, trust company or other nominee, you will need to follow the procedures established by them in order to revoke your Non-Tendering Consent.

Q:	What if I don’t indicate my decision with respect to the Senior Preferred Stock Issuance?

A:	If you are a holder of record of shares of Preferred Stock and return a signed detachable voting instruction form or Letter of Transmittal without indicating your decision on the Senior Preferred Stock Issuance, you will be deemed to have given your Consent in favor of the Senior Preferred Stock Issuance.

If you hold your shares of Preferred Stock through a bank, broker, custodian, commercial bank, trust company or other nominee, and you return your voting instruction without indicating your decision, you will be deemed to have voted against the Senior Preferred Stock Issuance. Your bank, broker, custodian, commercial bank, trust company or other nominee will not have the discretion to consent with respect to the shares beneficially owned by you, and the failure to consent will be equivalent to a vote against the Senior Preferred Stock Issuance.

Q:	What happens if I do not grant my Consent?

A:	If you are a holder of shares of Preferred Stock and you wish to participate in the Exchange Offer, if you do not give your Tendering Consent or Tender Certification, we will not accept any of your shares of Preferred Stock for exchange, and you will remain a holder of shares of Preferred Stock following the conclusion of the Exchange Offer. Because we need two-thirds of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, each acting as a separate class, on the Record Date to approve the Senior Preferred Stock Issuance, if you do nothing, it will have the effect of voting against the Senior Preferred Stock Issuance.

If you are a beneficial owner, you must instruct your bank, broker, custodian, commercial bank, trust company or other nominee how to vote. Your bank, broker, custodian, commercial bank, trust company or other nominee does not have the discretion to consent with respect to your shares on your behalf without your instructions. Failure to provide the record holder of your shares of Preferred Stock with instructions on a matter, such that your bank, broker, custodian, commercial bank, trust company or other nominee is unable to grant a voting instruction on the matter, will be equivalent to a vote against the Senior Preferred Stock Issuance.

Q:	How will the results of the consent solicitation be tabulated?

A:	The results of the consent solicitation will be tabulated by Global Bondholder Services Corporation and Banco Popular de Puerto Rico Fiduciary Services Division, as exchange agents on our behalf, who will separately count each Consent to approve the Senior Preferred Stock Issuance (which is equivalent to a vote for the proposal), to withhold consent (which is equivalent to a vote against the proposal), or to abstain on the Senior Preferred Stock Issuance. If you abstain from consenting on the Senior Preferred Stock Issuance, the abstention will have the same effect as a vote against the Senior Preferred Stock Issuance.

Q:	How can I access Popular’s consent solicitation materials and annual report electronically?

A:	This consent solicitation statement and Popular’s 2008 annual report are available on Popular’s website at www.popularinc.com. Click on “About Us” and then “SEC Filings.” No additional information on our website is deemed to be part of or incorporated by reference in this consent solicitation statement.

Q:	Who can help answer my questions?

A:	If you have any questions about how to grant or revoke your Consent or need additional copies of any relevant documentation, you should contact the information agent:

Global Bondholder Services Corporation

65 Broadway, Suite 723

New York, New York 10006

Banks and Brokers, Call Collect:

(212) 430-3774

All Others Call Toll-Free:

(866) 540-1500

INFORMATION ON GRANTING CONSENTS

We have elected to solicit approval of the Senior Preferred Stock Issuance from holders of shares of Preferred Stock by written consent pursuant to Article 7.17 of the Puerto Rico General Corporation Law and our Certificate of Incorporation, rather than by calling a meeting of holders of Preferred Stock. We are soliciting Consents from all of our holders as of the Record Date of shares of Preferred Stock.

Under the certificates of designation with respect to the Preferred Stock, the affirmative written consent of holders of two-thirds of the shares of Series A Preferred Stock and two-thirds of the shares of Series B Preferred Stock, as of the close of business on the Record Date, each acting as a separate class, are required to approve the Senior Preferred Stock Issuance. As of the close of business on the Record Date, there were 7,475,000 shares of Series A Preferred Stock with an aggregate liquidation preference of $186,875,000 issued and outstanding and 16,000,000 shares of Series B Preferred Stock with an aggregate liquidation preference of $400,000,000 issued and outstanding.

When consenting to the Senior Preferred Stock Issuance, holders are entitled to one “vote” per share of Preferred Stock.

If you were a holder of shares of Preferred Stock as of the Record Date, in order to validly tender your shares of Preferred Stock in the Exchange Offer, you must give (or instruct your bank, broker, custodian, commercial bank, trust company or other nominee to give) your Tendering Consent in favor of the Senior Preferred Stock Issuance.

If you were not a record or beneficial holder of your shares of Preferred Stock as of the Record Date, you will not be required to Consent in order to tender your shares in the Exchange Offer, but you will be required to provide a Tender Certification.

If you were a holder of shares of Preferred Stock as of the Record Date and you do not wish to tender your shares of Preferred Stock in the Exchange Offer but you wish to take action with respect to the Senior Preferred Stock Issuance, you may give (or instruct your bank, broker, custodian, commercial bank, trust company or other nominee to give) your Non-Tendering Consent to consent to, withhold consent on, or abstain on the Senior Preferred Stock Issuance. In order to deliver a Non-Tendering Consent, you must deposit the corresponding shares of Preferred Stock with the applicable Exchange Agent until the settlement date, or until after we terminate the Exchange Offer or you validly withdraw all your shares of Preferred Stock deposited, which withdrawal will automatically revoke your Non-Tendering Consent in respect of such withdrawn shares.

Please see the Prospectus for additional information on the Exchange Offer and “Approval of Senior Preferred Stock Issuance—Background and Reasons for the Senior Preferred Stock Issuance” for additional information on the Series C Preferred Stock Issuance.

BACKGROUND FOR THE EXCHANGE OFFER

As part of the U.S. Government’s Financial Stability Plan, on February 25, 2009, the U.S. Treasury announced preliminary details of its Capital Assistance Program, or the “CAP.” To implement the CAP, the Federal Reserve, the Federal Reserve Banks, the FDIC and the Office of the Comptroller of the Currency commenced a review, referred to as the Supervisory Capital Assessment Program, or the SCAP, of the capital of the 19 largest U.S. banking institutions. We were not included in the group of 19 banking institutions reviewed under the SCAP. On May 7, 2009, Federal banking regulators announced the results of the SCAP and determined that 10 of the 19 banking institutions were required to raise additional capital and to submit a capital plan to their Federal banking regulators by June 8, 2009 for their review.

Even though we were not one of the banking institutions included in the SCAP, we have closely assessed the announced SCAP results, particularly noting that (1) the SCAP credit loss assumptions applied to regional banking institutions included in the SCAP are based on a more adverse economic and credit scenario, and (2) Federal banking regulators are focused on the composition of regulatory capital. Specifically, the regulators have indicated that voting common equity should be the dominant element of Tier 1 capital and have established a 4% Tier 1 common/risk-weighted assets ratio as a threshold for determining capital needs. Although the SCAP results are not applicable to us, they do express general regulatory expectations.

While we are well capitalized based on a ratio of Tier 1 Capital to risk weighted assets of 11.16% as of March 31, 2009, we believe that an improvement in the composition of our regulatory capital, including Tier 1 common equity, will better position us in a more adverse economic and credit scenario. Our Tier 1 common/risk-weighted assets ratio was 3.13% as of March 31, 2009. See “Popular, Inc. Non-GAAP Reconciliation of Tier 1 Common Equity to Common Stockholders’ Equity” for a reconciliation of Tier 1 common to common stockholders’ equity and a discussion of our use of non-GAAP financial measures in this document.

As a result, we are conducting the Exchange Offer in order to increase our common equity capital to accommodate the more adverse economic and credit scenarios assumed under the SCAP as applied to regional banking institutions and have structured the Exchange Offer to increase our Tier 1 common equity by up to approximately $1.1 billion. Our future interest expense associated with our Trust Preferred Securities will also be reduced.

APPROVAL OF SENIOR PREFERRED STOCK ISSUANCE

The certificates of designation of the Preferred Stock require the affirmative written consent of holders of at least two-thirds of the shares of Series A Preferred Stock and two-thirds of the shares of Series B Preferred Stock, as of the close of business on the Record Date, each acting as a separate class, in order for us to be able to authorize and issue any shares ranking as to dividend rights or rights on liquidation, winding up and dissolution senior to the Preferred Stock.

Background and Reasons for the Senior Preferred Stock Issuance

On December 5, 2008, we entered into an agreement with the U.S. Treasury pursuant to which the U.S. Treasury invested $935 million in our Series C Preferred Stock under the U.S. Treasury’s Troubled Assets Relief Program Capital Purchase Program. Under the agreement, we issued and sold to the U.S. Treasury, (1) 935,000 shares of our Series C Preferred Stock, and (2) a warrant to purchase 20,932,836, shares of our common stock at an exercise price of $6.70 per share.

The shares of Series C Preferred Stock qualify as Tier 1 regulatory capital and pay cumulative dividends quarterly at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The shares of Series C Preferred Stock are non-voting, other than class voting rights on certain matters that could adversely affect the shares of Series C Preferred Stock. If dividends on the shares of Series C Preferred Stock have not been paid for an aggregate of six quarterly divided periods or more, whether consecutive or not, the number of our authorized number of directors will be automatically increased by two and the holders of the Series C Preferred Stock, voting together with holders of any then outstanding voting stock ranking equally with the Series C Preferred Stock, will have the right to elect those directors at our next annual meeting of stockholders or at a special meeting of stockholders called for that purpose. These preferred share directors are subject to election annually. These additional directors shall exist until all accumulated but unpaid dividends on the preferred shares have been paid.

The shares of Series C Preferred Stock may be redeemed by us at par after December 5, 2011. Prior to that date, the shares of Series C Preferred Stock may only be redeemed by us at par in an amount up to the cash proceeds received by us (minimum $233.75 million) from qualifying equity offerings of any Tier 1 perpetual preferred or common stock. Any redemption of the shares of the Series C Preferred Stock is subject to the consent of the Federal Reserve. Until December 5, 2011, or such earlier time as all shares of Series C Preferred Stock have been redeemed or transferred by U.S. Treasury, we will not, without U.S. Treasury’s consent, be able to increase the dividend rate per share of common stock or repurchase our common stock.

The warrant is immediately exercisable and has a 10-year term. The exercise price and number of shares subject to the warrant are both subject to anti-dilution adjustments.

In connection with the Exchange Offer, we have agreed with the U.S. Treasury, as holder of the Series C Preferred Stock, to the Series C Preferred Stock Exchange, provided we obtain the required approval from holders of our Preferred Stock. Except for the seniority with respect to dividend rights and rights on liquidation, winding up and dissolution, the Senior Preferred Stock would have the same terms as the terms of the Series C Preferred Stock described above. If the approval to the Senior Preferred Stock Issuance from the holders of Preferred Stock is not obtained, we have agreed with the U.S. Treasury, in consideration of their consent to the Exchange Offer without requiring any adjustment to the terms of the warrant that was issued to the U.S. Treasury at the time that the Series C Preferred Stock was issued, to exchange its Series C Preferred Stock for newly issued trust preferred securities (the “New TPS”) having an aggregate liquidation amount equal to the aggregate liquidation preference on the Series C Preferred Stock and having a distribution rate of 7.7% for the first five years and 13.8% thereafter (which rate is higher than the dividend rate on the Series C Preferred Stock and equates to after-tax rates of 5% and 9%, respectively, assuming a 35% tax rate to take into account the deductible nature of distributions on trust preferred securities).

The Senior Preferred Stock (as is the case with the Series C Preferred Stock) would count as Tier 1 Capital. However, because there are quantitative limitations on the amount of trust preferred securities that count as Tier 1 Capital, we would not be able to count the full amount of the New TPS for purposes of the Tier 1 Capital Ratio. Thus, granting your Consent in favor of the Senior Preferred Stock Issuance will allow us to maintain the regulatory capital treatment of the Series C Preferred Stock and our ratio of Tier 1 Capital to risk-weighted assets following the Exchange Offer at the same level as prior to the Exchange Offer.

Either as a result of giving effect to the Series C Preferred Stock Exchange or the exchange of Series C Preferred Stock into New TPS, the U.S. Treasury will continue to receive distributions with respect to its investment in our securities without regard to the suspension of dividends on the Series A Preferred Stock and Series B Preferred Stock.

Effect of the Senior Preferred Stock Issuance on Stockholders

The Senior Preferred Stock Issuance will not change the terms of the Preferred Stock. However, the Senior Preferred Stock will be senior to the Preferred Stock with respect to dividend rights and rights on liquidation, winding up and dissolution. As such, we would be allowed to declare and pay dividends on the shares of Senior Preferred Stock without paying or setting aside for payment any dividends of the shares of Preferred Stock. In the event of our liquidation, winding up or dissolution, whether voluntary or involuntary, holders of the Senior Preferred Stock would be entitled to receive out of the assets available for distribution to stockholders, before any distribution of such assets is made to or set aside for the holders of Preferred Stock, payment in full of the liquidation amount of the Senior Preferred Stock and any accumulated and unpaid dividends, whether or not declared, to the date of payment.

No Appraisal Rights

Under Puerto Rico law and our certificate of incorporation, holders of Preferred Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Senior Preferred Stock Issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Effective January 1, 2005, we adopted an Executive Stock Ownership Requirements Policy, which establishes common stock ownership requirements for the Named Executive Officers (“NEOs”), defined as the Chief Executive Officer (“CEO”) and Chairman of the Board and the members of the Corporate Leadership

Circle (“CLC”). The CEO is required to own the common stock amounting to at least five times his base salary. Other NEOs are required to own common stock amounting to at least three times their base salary. For purposes of determining stock ownership under the guidelines, ownership shares are made up of shares purchased in the open market; shares jointly owned with or separately by spouse and/or children; shares held in the Savings and Investment Plan (401(k) or 1165(e) Plans); shares purchased through the 2001 Stock Option Plan; NEOs non-qualified deferred share awards; vested restricted stock; and shares of our common stock held in a trust established for estate and/or tax planning purposes that is revocable by the NEOs and/or the NEOs’ spouse.

NEOs who have worked for Popular for more than five years must comply with their stock ownership requirements within three years of the first day of the year following their appointment to a position subject to the requirements. Those who have worked for Popular for less than five years must achieve compliance within five years of the first day of the year following their appointment to a position subject to the requirements. If an NEO’s requirement changes because of a promotion, a three-year period is granted to achieve the new requirement. Once the requirement is achieved, the corresponding ownership level must be maintained for as long as the NEO is subject to the stock ownership requirements. Failure to meet the stock ownership requirements within the appropriate timeframe may result in the payment of future short-term incentive awards in the form of stock rather than cash. The stock ownership requirements are revised every five years.

All NEOs are currently in compliance with our stock ownership requirements.

Effective June 9, 2004, each director not employed by Popular must own common stock with a dollar value equal to five times his or her annual retainer. Such ownership level was required to be achieved by June 9, 2007 for directors serving on June 9, 2004 and within three years of being named or elected as a director for directors named or elected after June 9, 2004. Each director and nominee for director is currently in compliance with his or her common stock ownership requirements.

The following table sets forth the beneficial ownership of our common stock and Preferred Stock as of May 31, 2009, for each director and nominee for director and each NEO and by all directors (including nominees), NEOs, the Corporate Secretary and the Principal Accounting Officer as a group.

Common Stock

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Juan J. Bermúdez	1,590,010	(2)	*
Richard L. Carrión	3,275,664	(3)	1.16
María Luisa Ferré	6,561,004	(4)	2.33
Michael T. Masin	70,083		*
Manuel Morales Jr.	477,442	(5)	*
Francisco M. Rexach Jr.	408,917	(6)	*
Frederic V. Salerno	96,766		*
William J. Teuber Jr.	57,186		*
José R. Vizcarrondo	105,394		*
David H. Chafey Jr.	652,966		*
Jorge A. Junquera	692,190		*
Amílcar L. Jordán	135,405		*
Eduardo J. Negrón	49,789		*
Brunilda Santos de Álvarez	161,791		*
Felix M. Villamil	155,081		*
All directors and NEOs, Corporate Secretary and the Principal Accounting Officer as a group (17 persons as a group)	14,571,556		5.17

Preferred Stock

Name	Title of Security	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Juan J. Bermúdez	Series B Preferred Stock	63,600		**
Richard L. Carrión	Series A Preferred Stock	7,156	(8)	**
	Series B Preferred Stock	4,000	(9)	**
María Luisa Ferré	Series B Preferred Stock	4,175	(10)	**
Jorge A. Junquera	Series B Preferred Stock	13,260		**
José R. Vizcarrondo	Series B Preferred Stock	12,000		**
All directors and NEOs, Corporate Secretary and the Principal Accounting Officer as a group (17 persons as a group)	Series A Preferred Stock	7,156		**
	Series B Preferred Stock	97,035		**

*	Represents less than 1% of our outstanding common stock.

**	Represents less than 1% of our outstanding Series A Preferred Stock or Series B Preferred Stock, as applicable.

(1)

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Therefore, it includes the number of shares of common stock that could be purchased by exercising stock options that were exercisable as of May 31, 2009 or within 60 days after that date, as follows: Mr. Bermúdez, 16,122; Ms. Ferré, 16,122; Mr. Morales, 16,122; Mr. Rexach, 16,122; Mr. Salerno, 6,058; Mr. Vizcarrondo, 1,274; Mr. Chafey, 206,106; Mr. Junquera, 181,374; Mr. Jordán, 38,816; Mr. Negrón, 39,521; Ms. Santos de Álvarez, 92,748; Mr. Villamil, 82,893; and Ms. González, 18,153; which represent 731,431 shares for all directors and NEOs, the Corporate Secretary, and the Principal Accounting Officer as a group. Also, it includes shares granted under the Popular, Inc. 2004 Omnibus Incentive Plan and the Senior Executive Long-Term Incentive Plan, subject to transferability restrictions and/or forfeiture upon failure to meet vesting conditions, as follows: Mr. Bermúdez, 44,374; Mr. Carrión, 129,997; Ms. Ferré, 32,486; Mr. Masin, 33,920; Mr. Morales, 57,803; Mr. Rexach, 37,153; Mr. Salerno, 51,242; Mr. Teuber, 47,714; Mr. Vizcarrondo, 32,486; Mr. Chafey, 50,854; Mr. Junquera, 37,293; Mr. Jordán, 20,342; Mr. Negrón 1,798; Ms. Santos de Álvarez, 20,342; Mr. Villamil, 20,342; and Ms. González, 1,892; which represent 639,349 shares for all directors and NEOs, the Corporate Secretary, and the Principal Accounting Officer as a group. As of May 31, 2009, there were 282,031,108 shares of common stock outstanding, 7,475,000 shares of Series A Preferred Stock outstanding, and 16,000,000 shares of Series B Preferred Stock outstanding.

(2)	This amount includes 36,417 shares owned by his wife, as to which Mr. Bermúdez disclaims beneficial ownership.

(3)

Mr. Carrión owns 1,462,428 shares and also has indirect investment power over 56,887 shares owned by his children and 2,077 shares owned by his wife. Mr. Carrión has 1,070,774 shares pledged as collateral. Mr. Carrión, has a 17.89% ownership interest in Junior Investment Corporation, which owns 9,805,882 shares of which 1,754,272 are included in the table as part of Mr. Carrión’s holdings. Junior Investment Corporation has 4,633,796 shares pledged as collateral.

(4)

Ms. Ferré has direct or indirect investment and voting power over 6,561,004 shares. Ms. Ferré owns 39,483 shares and has indirect investment and voting power over 3,081,082 shares owned by FRG, Inc., 437,400 shares owned by The Luis A. Ferré Foundation, 2,970 shares owned by RANFE, Inc., 2,961,647 shares owned by El Día, Inc, and 22,300 shares owned by her husband. Shares owned by The Luis A. Ferré Foundation and shares owned by El Día, Inc. have been pledged as collateral.

(5)	This amount includes 386,365 shares owned by Mr. Morales’ parents over which he has voting power as attorney-in-fact.

(6)	This amount includes 45,792 shares held by Capital Assets, Inc., over which Mr. Rexach has indirect voting power as President and shareholder.

(7)	This number includes 24,868 shares owned by Mr. Junquera’s son and daughter over which he has voting power and disclaims beneficial ownership.

(8)	Junior Investment Corporation owns 40,000 shares of Series A Preferred Stock. The amount shown in the table reflects Mr. Carrión’s ownership of 17.89% of Junior Investment Corporation.

(9)	The amount shown in the table reflects shares owned by his wife.

(10)	The amount shown in the table reflects shares owned by her husband.

Following is the information with respect to any person, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”) who is known to Popular to beneficially own more than five percent (5%) of the outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
State Farm Mutual Automobile Insurance Company (and related entities)	18,265,553	(3)	6.48%
—One State Farm Plaza
Bloomington, IL 61710
Wellington Management Company, LLP	24,498,766	(4)	8.69%
—75 State Street
Boston, MA 02109

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act.

(2)	Based on 282,031,108 shares of common stock outstanding as of May 31, 2009.

(3)

On February 10, 2009, State Farm Mutual Automobile Insurance Company (“State Farm”) and affiliated entities filed a Schedule 13G/A with the Securities and Exchange Commission (the “SEC”) reflecting their common stock holdings as of December 31, 2008. According to this statement, State Farm and its affiliates may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the 1934 Act and could also be deemed to be the beneficial owners of 18,265,553 shares of common stock. However, State Farm and each such affiliate disclaims beneficial ownership as to all shares as to which such person has no right to receive the proceeds of sale of the shares, and also disclaims that it is part of a “group.”

(4)

On February 17, 2009, Wellington Management Company, LLP (“Wellington”) filed a Schedule 13G with the SEC reflecting their common stock holdings as of December 31, 2008. According to this statement, Wellington, in its capacity as investment advisor, may be deemed to beneficially own 24,498,766 of common stock which are held of record by Wellington clients.

OTHER MATTERS

We will pay the cost of soliciting consents. In addition to soliciting consents by mail, we may solicit consents by personal interview, telephone and similar means. No director, officer or employee of us will be specially compensated for these activities. We also intend to request that brokers, banks, custodians, commercial banks, trust companies and other nominees solicit consents from their principals and will pay the brokers, banks, custodians, commercial banks, trust companies and other nominees certain expenses they incur for such activities.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information has been presented to give effect to and show the pro forma impact of the Exchange Offer on Popular’s balance sheet as of March 31, 2009, and also describes the impact of the Exchange Offer on Popular’s results of operations for the fiscal year ended December 31, 2008 and for the quarter ended March 31, 2009.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Exchange Offer been completed as of the dates indicated or that will be realized in the future when and if the Exchange Offer is consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, the summary historical consolidated financial information included elsewhere in this prospectus and Popular’s historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC, which are incorporated by reference into this prospectus.

UNAUDITED PRO FORMA BALANCE SHEETS

The unaudited pro forma consolidated balance sheets of Popular as of March 31, 2009 have been presented as if the Exchange Offer had been completed on March 31, 2009. We have shown the pro forma impact of a “High Participation Scenario” and a “Low Participation Scenario” prepared using the assumptions set forth below. In both scenarios, (1) holders of both series of Preferred Stock have approved the Preferred Stock Consent and the Series C Preferred Stock has been exchanged for a new series of Senior Preferred Stock with an equal aggregate liquidation preference and (2) all Trust Preferred Securities accepted in exchange for shares of our Common Stock are exchanged for underlying debentures, which we will then submit for cancellation by the indenture trustee under the applicable indenture.

The “High Participation Scenario” assumes (i) the exchange of 90% of the outstanding shares of Preferred Stock ($528.2 million aggregate liquidation preference) for shares of our Common Stock, (ii) the exchange of 90% of the Trust Preferred Securities of BanPonce Trust I and Popular North America Trust I ($354.6 million aggregate liquidation amount) for shares of our Common Stock, (iii) the exchange of 90% (subject to a share cap of 390,000,000) of the Trust Preferred Securities of Popular Capital Trust I and II ($268.8 million aggregate liquidation amount) for shares of our Common Stock, and (iv) in each case assuming a Relevant Price of $2.50 per share.

The “Low Participation Scenario” assumes (i) the exchange of 70% of the outstanding shares of Preferred Stock ($410.8 million aggregate liquidation preference) for shares of our Common Stock, (ii) the exchange of 70% of the Trust Preferred Securities of BanPonce Trust I and Popular North America Trust I ($275.8 million aggregate liquidation amount) for shares of our Common Stock, (iii) the exchange of 70% of the Trust Preferred Securities of Popular Capital Trust I and II ($301.0 million aggregate liquidation amount) for shares of our Common Stock, and (iv) in each case assuming a Relevant Price of $2.50 per share.

If the Relevant Price is greater than the $2.50 per share amount assumed in the preceding paragraph, there will be a decrease in the number of shares of Common Stock being issued and an increase in surplus, and increase in earnings per share relative to the pro forma financial statement information.

There can be no assurances that the foregoing assumptions will be realized in the future including as to the amounts and percentages of Trust Preferred Securities that will be tendered in the Exchange Offer.

High Participation Scenario

	Adjustments
	Actual March 31, 2009	Change in Par Value of Common Stock		Exchange of Preferred Stock	Exchange of Trust Preferred Securities	Pro Forma March 31, 2009
	(In thousands)
Assets
Cash and due from banks	$703,483			$(8,134)[10]	$(10,634)[10]	$684,715
Money market investments	1,425,471					1,425,471
Trading account securities, at fair value	696,647					696,647
Investment securities	7,505,145					7,505,145
Loans, net	24,489,067					24,489,067
Other assets	2,232,308				$(1,428)[11]	2,230,880
Goodwill and other intangibles (other than mortgage servicing rights)	657,307					657,307

Total assets	$37,709,428			$(8,134)	$(12,062)	$37,689,232

Liabilities
Total deposits	$27,149,767					$27,149,767
Federal funds purchased and assets sold under agreements to repurchase	2,881,997					2,881,997
Other short-term borrowings	29,453					29,453
Notes payable	3,399,063				$(623,370)[5]	2,775,693
Other liabilities	1,117,234					1,117,234

Total liabilities	34,577,514				(623,370)	33,954,144

Stockholders’ equity
Preferred stock	1,485,287			$(528,188)[1]		957,099
Common stock	1,692,209	$(1,689,389)[9]		1,691 [2]	2,210 [6]	6,721
Surplus	496,455	1,689,389	[9]	412,726 [3,10]	539,606 [7,10]	3,138,176
Accumulated deficit	(451,355)			105,637 [4]	69,492 [8]	(276,226)
Accumulated other comprehensive loss	(90,682)					(90,682)

Total stockholders’ equity	3,131,914			(8,134)	611,308	3,735,088

Total liabilities and stockholders’ equity	$37,709,428			$(8,134)	$(12,062)	$37,689,232

1.	Assumes Exchange Offer participation at 90% with a ratio of Exchange Value to liquidation preference or liquidation amount, as applicable, equal to 80%.
2.	Represents the issuance of common stock at par value of $0.01.
3.	Represents the surplus (additional paid in capital) with respect to newly issued common stock, net of exchange costs.
4.	Represents the excess of the preferred stock carrying value over the value of the common stock to be issued on the Exchange Offer considering the assumptions described in note (1) above.
5.	Assumes Exchange Offer participation at 90% with a ratio of Exchange Value to liquidation preference or liquidation amount, as applicable, equal to 80% for BanPonce Trust I and Popular North America Trust I and an Exchange Offer participation of 90% (subject to a share cap of 390,000,000) with a ratio of Exchange Value to liquidation preference or liquidation amount, as applicable, equal to 100% for Popular Capital Trust I and II.
6.	Represents the issuance of common stock at par value of $0.01.
7.	Represents surplus (additional paid in capital) with respect to newly issued common stock, net of exchange costs.
8.	Represents the gain resulting from the exchange considering the assumptions in note (5) above.
9.	Represents the change in par value from $6 per share to $0.01 per share as amended in the Corporation’s Certificate of Incorporation in May 2009.
10.	Represents the cost associated with this Exchange Offer calculated on a pro-rata basis according to the number of shares exchanged. The amount was reduced from surplus.
11.	Represents the write-off of the outstanding unamortized debt issue cost on the trust preferred securities exchanged.

Low Participation Scenario

	Adjustments
	Actual March 31, 2009	Change in Par Value of Common Stock		Exchange of Preferred Stock	Exchange of Trust Preferred Securities	Pro Forma March 31, 2009
	(In thousands)
Assets
Cash and due from banks	$703,483			$(5,349)[10]	$(8,491)[10]	$689,643
Money market investments	1,425,471					1,425,471
Trading account securities, at fair value	696,647					696,647
Investment securities	7,505,145					7,505,145
Loans, net	24,489,067					24,489,067
Other assets	2,232,308				$(867)[11]	2,231,441
Goodwill and other intangibles (other than mortgage servicing rights)	657,307					657,307

Total assets	$37,709,428			$(5,349)	$(9,358)	$37,694,721

Liabilities
Total deposits	$27,149,767					$27,149,767
Federal funds purchased and assets sold under agreements to repurchase	2,881,997					2,881,997
Other short-term borrowings	29,453					29,453
Notes payable	3,399,063				$(576,800)[5]	2,822,263
Other liabilities	1,117,234					1,117,234

Total liabilities	34,577,514				(576,800)	34,000,714

Stockholders’ equity
Preferred stock	1,485,287			$(410,813)[1]		1,074,474
Common stock	1,692,209	$(1,689,389)[9]		1,315 [2]	2,087	6,222
Surplus	496,455	1,689,389	[9]	321,985 [10]	511,062 [7,10]	3,018,891
Accumulated deficit	(451,355)			82,164 [4]	54,293 [8]	(314,898)
Accumulated other comprehensive loss	(90,682)					(90,682)

Total stockholders’ equity	3,131,914			(5,349)	567,442	3,694,007

Total liabilities and stockholders’ equity	$37,709,428			$(5,349)	$(9,358)	$37,694,721

1.	Assumes Exchange Offer participation at 70% with a ratio of Exchange Value to liquidation amount or liquidation preference, as applicable, equal to 80%.
2.	Represents the issuance of common stock at par value of $0.01.
3.	Represents the surplus (additional paid in capital) with respect to newly issued common stock, net of exchange costs.
4.	Represents the excess of the preferred stock carrying value over the value of the common stock to be issued in the Exchange Offer considering the assumptions described in note (1) above.
5.	Assumes Exchange Offer participation at 70% with a ratio of Exchange Value to liquidation amount or liquidation preference, as applicable, equal to 80% for BanPonce Trust I and Popular North America Trust I and an Exchange Offer participation of 70% with an exchange price of 100% for Popular Capital Trust I and II.
6.	Represents the issuance of common stock at par value of $0.01.
7.	Represents surplus (additional paid in capital) with respect to newly issued common stock, net of exchange costs.
8.	Represents the gain resulting from the exchange considering the assumptions in note (5) above.
9.	Represents the change in par value from $6 per share to $0.01 per share as amended in the Corporation’s Certificate of Incorporation in May 2009. The difference in par value per share times the shares outstanding was transferred to surplus.
10.	Represents the cost associated with this Exchange Offer calculated on a pro-rata basis according to the number of shares exchanged. The amount was reduced from surplus.
11.	Represents the write-off of the outstanding unamortized debt issue cost on the trust preferred securities exchanged.

PRO FORMA IMPLICATIONS

The following presents the pro forma impact of the Exchange Offer on certain statement of operations items and losses per common share for the fiscal year ended December 31, 2008 and the quarter ended March 31, 2009 as if the Exchange Offer had been completed on January 1, 2008. We have calculated the pro forma information below by (1) eliminating all the actual dividends paid to holders of shares Series A and Series B Preferred Stock (but not the Series C Preferred Stock) in 2008 and in the first quarter of 2009, and (2) assuming that the new shares of our Common Stock issuable in the Exchange Offer were issued on January 1, 2008. The retained earnings impact of the Exchange Offer has not been included in the analysis because it is not recurring.

	Pro Forma Implications Consolidated Statements of Operations (unaudited)
	High Participation Scenario	Low Participation Scenario	High Participation Scenario	Low Participation Scenario
	FY ‘08	FY ‘08	Q1 ‘09	Q1 ‘09
	(in thousands, except shares and per share amounts)
Interest income	$2,274,123	$2,274,123	$489,192	$489,192
Interest expense	994,919	994,919	216,706	216,706

Net interest income	1,279,204	1,279,204	272,486	272,486
Provision for loan losses	991,384	991,384	372,529	372,529

Net interest income after provision for loan losses	287,820	287,820	(100,043)	(100,043)
Non-interest income	829,974	829,974	334,731	334,731
Operating expenses	1,336,728	1,336,728	304,197	304,197
Income tax expense (benefit)	461,534	461,534	(26,933)	(26,933)

Loss from continuing operations, as reported	$(680,468)	$(680,468)	$(42,576)	$(42,576)

Preferred stock dividends, as reported	$(35,297)	$(35,297)	$(24,678)	$(24,678)

Loss from continuing operations applicable to common stock	$(715,765)	$(715,765)	$(67,254)	$(67,254)

Losses per common share from continuing operations (basic and diluted)	$(2.55)	$(2.55)	$(0.24)	$(0.24)

Loss from continuing operations, as reported	$(680,468)	$(680,468)	$(42,576)	$(42,576)
Pro forma Adjustments
Interest expense saved on retired Trust Preferred Securities, net of tax effect(1)	$37,180	$32,826	$9,061	$7,951

Pro forma loss from continuing operations	$(643,288)	$(647,642)	$(33,515)	$(34,625)

Preferred stock dividends—Series C	$(3,589)	$(3,589)	$(13,449)	$(13,449)

Pro forma loss from continuing operations available to common stock	$(646,877)	$(651,231)	$(46,964)	$(48,074)

Common shares used to calculate actual loss per common share	281,079	281,079	281,834	281,834
Common shares newly issued	390,000	340,116	390,000	340,116

Pro forma number of common shares	671,079	621,195	671,834	621,950

Pro forma losses per common share from continuing operations (basic and diluted)	$(0.96)	$(1.05)	$(0.07)	$(0.08)

(1)	The amount represents the interest paid on Trust Preferred Securities exchanged assuming the participation scenarios for the periods presented less the amortization of their corresponding issuance costs, net of tax effect, if applicable.

POPULAR, INC. NON-GAAP RECONCILIATION OF TIER 1 COMMON EQUITY TO COMMON STOCKHOLDERS’ EQUITY

The table below presents a reconciliation of Tier 1 common equity (also referred to as Tier 1 common) to common stockholders’ equity. Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing our capital position. In connection with the SCAP, the Federal Reserve began supplementing its assessment of the capital adequacy of a bank holding company based on a variation of Tier 1 capital, known as Tier 1 common equity. Because Tier 1 common equity is not formally defined by GAAP or, unlike Tier 1 capital, codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, we have procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides a reconciliation of common stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP):

March 31, 2009
(in thousands)
Common stockholders’ equity	$1,646,627
Less: unrealized gains on available for sale securities, net of tax(1)	(76,966)
Less: disallowed deferred tax assets(2)	(154,590)
Less: intangible assets
Goodwill	(606,440)
Other disallowed intangibles	(29,768)
Less: aggregate adjusted carrying value of all non-financial equity investments	(2,343)
Add: pension liability adjustment, net of tax and accumulated net losses on cash flow hedges(3)	124,962

Total Tier 1 common equity	$901,482

(1)	Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.
(2)	Approximately $181 million of our $363 million of net deferred tax assets at March 31, 2009 were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $155 million of such assets exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. Our other approximately $27 million of net deferred tax assets at March 31, 2009 primarily represented the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.
(3)	The Federal Reserve Bank has granted interim capital relief for the impact of adopting SFAS 158.

PROPOSALS OF COMMON STOCKHOLDERS TO BE PRESENTED

AT THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Under our Amended and Restated By-Laws, no business may be brought before the 2010 annual meeting of stockholders of Popular, Inc. unless it is specified in a notice of meeting or brought by a common stockholder who has delivered written notice (containing certain information specified in the Amended and Restated By-Laws about the shareholder and the proposed action) to the Corporate Secretary at our principal executive offices, 209 Muñoz Rivera Ave., San Juan, Puerto Rico, 00918, between November 2, 2009 and January 31, 2010. Except as set forth in the following sentence, shareholder proposals submitted after January 31, 2010 will be considered untimely. In the case of a special meeting or in the event that the date of the 2010 annual meeting is more than 30 days before or after the anniversary date of the 2009 annual meeting of shareholders (which was held on May 1, 2009), notice by a common stockholder must be delivered not later than the 15th day following the day on which notice is mailed, or a public announcement is first made by Popular, Inc. of the date of such meeting, whichever occurs first. Stockholders may obtain a copy of our Amended and Restated By-laws by writing to the Corporate Secretary at the address set forth above.

The requirements set forth in the preceding paragraph are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a shareholder proposal included in our proxy statement. Requests by common stockholders to have a proposal included in our proxy statement should be directed to the attention of our Chief Legal Officer at the address of Popular, Inc. set forth on the cover page of this consent solicitation statement. The proposal must be received no later than November 9, 2009.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this consent solicitation statement, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document. We incorporate by reference the following sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which we filed with the SEC on March 2, 2009 (the “Form 10-K”) and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which we filed with the SEC on May 11, 2009 (the “Form 10-Q”), which include the information required by Item 13(a) of Schedule 14A: “Management’s Discussion and Analysis,” “Quantitative and Qualitative Disclosures About Market Risk,” “Financial Statements” and “Notes to Consolidated Financial Statements” of the Form 10-K and the Form 10-Q.

Each person to whom this consent solicitation statement is delivered may request a copy of these filings (including filings made subsequent to the date of this consent solicitation statement and prior to the Expiration Date for the Exchange Offer), other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, without charge, by writing to or telephoning us at the following address:

Enrique Martel

Corporate Communications

Popular, Inc.

P.O. Box 362708

San Juan, Puerto Rico 00936-2708

Telephone requests may also be directed to: (787) 765-9800. We will forward to you a copy of these filings by first class mail or other equally prompt means within one business day of the receipt of such request.

You may also access this information at our website at http://www.popularinc.com. No additional information on our website is deemed to be part of or incorporated by reference in this consent solicitation statement.